                                                                    EXHIBIT 12.1

        PREDECESSOR COMPANIES TO SMITHKLINE BEECHAM HOLDINGS CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (IN MILLIONS EXCEPT RATIOS)

                                                                                      THREE MONTHS
                                               YEAR ENDED DECEMBER 31,               ENDED MARCH 31,
                                     -------------------------------------------     ---------------
                                     1991     1992     1993      1994      1995      1995      1996
                                     ----     ----     -----     -----     -----     -----     -----
Income before taxes................  $149     $194      $211      $230      $219       $20       $31
Interest expense...................    35       22        19        13         3         1         1
                                     ----     ----     -----     -----     -----     -----     -----
Income, as adjusted................  $184     $216      $230      $243      $222       $21       $32
                                     ====     ====     =====     =====     =====     =====     =====
Fixed charges:
Interest expensed and
  capitalized......................  $ 36     $ 23      $ 20      $ 14      $  4       $ 1       $ 1
                                     ====     ====     =====     =====     =====     =====     =====
Ratio of earnings to fixed
  charges..........................  5.11x    9.39x    11.50x    17.36x    55.50x    21.00x    32.00x
                                     ----     ----     -----     -----     -----     -----     -----
                                     ----     ----     -----     -----     -----     -----     -----